As filed with the Securities and Exchange Commission on July 22, 1999

Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CLAYTON HOMES, INC.

(Exact name of registrant as specified in its charter)
DELAWARE	62-1671360
(State of Incorporation)	(I.R.S. Employer Identification No.)

5000 Clayton Road

Maryville, Tennessee 37804

(Address of principal executive offices)

CLAYTON HOMES, INC.

DIRECTORS' EQUITY PLAN

(Full Title of the Plan)

KEVIN T. CLAYTON

5000 Clayton Road

Maryville, Tennessee 37804

(423) 380-3000

(Name, address and telephone number of agent for service)

(with copies to:)

ROBERT G. MCCULLOUGH

Baker, Donelson, Bearman & Caldwell

1700 Nashville City Center

511 Union Street

Nashville, Tennessee 37219

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	117,864[1]	$10.78125[2]	$1,270,721[2]	$353

[1]	The number of shares being registered under the Plan represents the maximum number of shares which would be purchased if eligible individuals elected to purchase all shares authorized under such Plan.
[2]

Based on the average high and low prices of the Common Stock on the New York Stock Exchange on July 19, 1999, pursuant to Rule 457(h). The Plan provides for the purchase of Common Stock at the fair market value on the dates of grants of non-qualified stock options, which prices are presently indeterminable.

PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

1.	The Registrant's Annual Report on Form 10-K for the year ended June 30, 1998.
2.	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.
3.	The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-B, filed with the Commission on March 31, 1997.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES
No response is required to this item.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
No response is required to this item.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

 The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The Company's Certificate of Incorporation provides for the indemnification of directors of the Company to the fullest extent permitted by the Delaware General Corporation Law as is currently effective or may hereafter be amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If after filing of this Certificate of Incorporation, the Delaware General Corporation Law is amended or a successor statute is enacted further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law or any successor statute, as so amended from time to time. Any repeal or modification of this paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED
No response is required to this item.

 Item 8. EXHIBITS

Exhibit Number	Description
5	Opinion and Consent of Baker, Donelson, Bearman & Caldwell
10.1	Clayton Homes, Inc. Directors' Equity Plan
24.1	Consent of Baker, Donelson, Bearman & Caldwell (contained in Exhibit 5)
24.2	Consent of PricewaterhouseCoopers, LLP
25	Power of Attorney (Included on signature page)

Item 9. UNDERTAKINGS
(a)	The undersigned registrant hereby undertakes:
(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alcoa, State of Tennessee, on the 30th day of June, 1999.

CLAYTON HOMES, INC.

By: /s/ Kevin T. Clayton
Kevin T. Clayton, President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin T. Clayton and Amber W. Krupacs and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ James L. Clayton James L. Clayton	Chairman of the Board of Directors	June 30, 1999
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Kevin T. Clayton Kevin T. Clayton	President	June 30, 1999
Chief Operating Officer and Director

/s/ Amber W. Krupacs Amber W. Krupacs	Vice President and Secretary	June 30, 1999
(Principal Financial Officer)

/s/ Gregory A. Hamilton Gregory A. Hamilton	Vice President and Controller	June 30, 1999
(Principal Accounting Officer)

/s/ B. Joe Clayton B. Joe Clayton	Director	June 30, 1999

/s/ Dan W. Evins Dan W. Evins	Director	June 30, 1999

/s/ Wilma H. Jordan Wilma H. Jordan	Director	June 30, 1999

/s/ John J. Kalec John J. Kalec	Director	June 30, 1999

/s/ Thomas N. McAdams Thomas N. McAdams	Director	June 30, 1999

/s/ C. Warren Neel C. Warren Neel	Director	June 30, 1999

EXHIBIT 5

OPINION AND CONSENT OF BAKER, DONELSON, BEARMAN & CALDWELL

June 30, 1999

Clayton Homes, Inc.
5000 Clayton Road
Maryville, Tennessee 37804

 RE: Clayton Homes, Inc. Directors' Equity Plan
Gentlemen:

We have acted as securities counsel for Clayton Homes, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, relating to the Company's 1997 Employee Stock Incentive Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

On the basis of the foregoing, we are of the opinion that:
1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2. The Plan has been duly and validly authorized and adopted, and the shares of Common Stock of the Company (the "Shares") that may be issued and sold from time to time in accordance with the Plan have been duly authorized for issuance and will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinion, we have relied to the extent we deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
BAKER, DONELSON, BEARMAN & CALDWELL,
a Professional Corporation

EXHIBIT 10.1

CLAYTON HOMES, INC.

DIRECTOR'S EQUITY PLAN

Director's Equity Plan

Purpose

The purpose of the Director's Equity Plan is to provide Clayton Homes, Inc., common stock as a component of the compensation package for __________________________________, a non-employee director of the Company elected to the Board of Directors on _______________ (the "Participating Director") in order to strengthen the commonality of interest between the Participating Director and shareholders and improve the Company's ability to attract and retain talented individuals to serve as Company directors.

Stock Option Award to the Participating Director

The Stock Option is a right to purchase ______ shares of Clayton Homes, Inc., common stock at the market value at the date of grant (option price).

Stock Option Terms

Each of the non-qualified stock options becomes exercisable in 20% installments beginning one year after the date of grant and becomes exercisable 20% each year thereafter. Should the Participating Director's Board service terminate prior to all or a portion of an option becoming exercisable, the portion of the option not then exercisable will be canceled unless such termination is due to death or disability (see discussion below). Options will have generally a 10-year term and are not transferrable by the Participating Director other than by will or the laws of descent.

Upon retirement from the Board or upon earlier termination as described herein, the exercisable portion of any stock option will remain exercisable for three (3) months from such termination date.

Death or Disability

If the Participating Director's service as a director terminates because of death or permanent disability, he (or the named beneficiary or estate) will receive the awards granted through such termination of service. For these purposes, permanent disability will be considered to have occurred if the Participating Director would be eligible to receive a Primary Social Security Disability benefit under the definition of such laws and regulations. In either event, stock options will become immediately exercisable, if not already exercisable. Options will then have a two-year period from the date of termination of Board service during which it can be exercised by the beneficiary, or the estate. Should the Participating Director die during such two-year post-termination exercise period, the beneficiary or estate will have the greater of: (i) the remainder of the two-year post-termination exercise period or (ii) one year from the date of death in which to exercise the stock option.

Changes in Capitalization

In the event of any change in outstanding Clayton Homes, Inc., Common Stock which requires an adjustment in stock options and/or stock awards under the Company's stock incentive plans for employees, any such adjustment or adjustments will also be made to the stock options hereunder.

Authorized Shares

The maximum number of authorized shares which may be issued to the Participating Director under this Program shall be ___________ subject to adjustment as described in "Changes in Capitalization."

Shareholder Approval

This program is subject to approval by the Company's shareholders at the ______ Annual Meeting.

EXHIBIT 24.2

CONSENT OF PRICEWATERHOUSECOOPERS LLP

Accountants' Consent

We hereby consent to the incorporation by reference in this registration statement of Clayton Homes, Inc. on Form S-8 of our report dated August 5, 1998, relating to the consolidated financial statements of Clayton Homes, Inc. as of June 30, 1998 and 1997, and for the years ended June 30, 1998, 1997 and 1996, which report appears in the Annual Report on Form 10-K filed September 22, 1998.

PricewaterhouseCoopers LLP

Knoxville, Tennessee

July 20, 1999